Exhibit 99.2

Consolidated Financial statements of

June 30, 2010

Terrane Metals Corp.

June 30, 2010

Deloitte & Touche LLP
2800 - 1055 Dunsmuir Street
4 Bentall Centre
P.O. Box 49279
Vancouver BC V7X 1P4
Canada

Tel: 604-669-4466
Fax: 604-685-0395
www.deloitte.ca

Report of Independent Registered Chartered Accountants

To the Shareholders of

Terrane Metals Corp.

We have audited the consolidated balance sheets of Terrane Metals Corp. (the “Company”) as at June 30, 2010 and 2009 and the consolidated statements of loss, comprehensive loss, changes in shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2010 and 2009 and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2010 in accordance with Canadian generally accepted accounting principles.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

(Signed) Deloitte & Touche LLP

Independent Registered Chartered Accountants

Vancouver, Canada

September 21, 2010

Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference

The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements. Although we conducted our audits in accordance with both Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) our report to the Shareholders, dated September 21, 2010, is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors’ report when these are adequately disclosed in the consolidated financial statements.

(Signed) Deloitte & Touche LLP

Independent Registered Chartered Accountants

Vancouver, Canada

September 21, 2010

Terrane Metals Corp.

Consolidated statements of loss

years ended June 30

	2010	2009	2008
	$	$	$

Operating expenses
Advisory and management fees	568,216	350,195	555,924
Amortization	192,506	225,683	187,844
Conferences	114,627	53,653	75,559
Directors’ fees	272,521	200,000	252,500
Marketing	227,468	202,983	291,460
Office and administration	455,814	446,393	462,068
Professional fees	369,173	341,376	537,172
Regulatory, transfer agent and filing fees	53,100	48,006	36,705
Salaries and benefits	3,114,447	2,169,178	1,540,684
Shareholder services	13,211	30,924	11,847
Stock-based payments (Note 7(c))	199,014	526,979	2,970,440
Travel and accommodation	219,331	204,388	207,009
	(5,799,428)	(4,799,758)	(7,129,212)
Other income (expenses)
Write-down of mining interests (Note 5(c))	—	(772,790)	(788,346)
Interest income	87,261	144,803	577,847
Foreign exchange gain	315,114	—	—
Loss before income taxes	(5,397,053)	(5,427,745)	(7,339,711)

Income tax
Future income tax recovery (Note 10)	1,745,330	2,467,818	8,670,924

Net loss	(3,651,723)	(2,959,927)	1,331,213

Loss per share - basic and diluted (Note 11)	(0.01)	(0.01)	0.00

Weighted average number of common shares outstanding - basic and diluted (Note 11)	385,180,798	362,760,144	352,863,527

Terrane Metals Corp.

Consolidated statements of comprehensive loss

years ended June 30

	2010	2009	2008
	$	$	$
Net loss	(3,651,723)	(2,959,927)	1,331,213
Other comprehensive loss
Unrealized loss on available-for-sale securities (Note 4)	(36,364)	(100,000)	(77,273)
Comprehensive loss	(3,688,087)	(3,059,927)	1,253,940

See accompanying notes to the consolidated financial statements.

Terrane Metals Corp.

Consolidated balance sheets

as at June 30

	2010	2009
	$	$
Assets
Current assets
Cash and cash equivalents	67,276,822	1,519,483
Prepaid expenses and other assets	677,360	467,167
	67,954,182	1,986,650

Mining interests (Note 5)	216,459,964	211,162,083
Deposits on mining interest expenditures (Note 4(d)(i))	20,504,903	11,636,459
Investments and other assets (Note 4)	315,593	301,956
	305,234,642	225,087,148

Liabilities
Current liabilities
Accounts payable	1,029,072	862,321
Accrued liabilities	1,009,685	203,130
Bank debt (Note 6)	—	14,500,000
	2,038,757	15,565,451

Future income tax liabilities, net	39,618,950	42,349,742
	41,657,707	57,915,193

Shareholders’ equity
Common shares (Note 7)	139,868,808	42,724,416
Preferred shares (Note 7)	119,997,322	119,997,322
Contributed surplus	22,098,397	19,149,722
Deficit	(18,173,955)	(14,522,232)
Accumulated other comprehensive loss	(213,637)	(177,273)
	263,576,935	167,171,955
	305,234,642	225,087,148

Nature and continuance of operations (Note 1)
Subsequent event (Note 13)

Approved by the Board of Directors

(Signed) Robert Pease
Robert Pease, Director

(Signed) Rohan Hazelton
Rohan Hazelton, Director

See accompanying notes to the consolidated financial statements.

Terrane Metals Corp.

Consolidated statements of cash flows

years ended June 30

	2010	2009	2008
	$	$	$

Operating activities
Net loss	(3,651,723)	(2,959,927)	1,331,213
Items not involving cash
Future income tax recovery	(1,745,330)	(2,467,818)	(8,670,924)
Stock-based compensation	199,014	526,979	2,970,440
Write-down of mining interests	—	772,790	788,346
Amortization	192,506	225,683	187,844
	(5,005,533)	(3,902,293)	(3,393,081)
Changes in non-cash working capital
Prepaid expenses and other assets	(396,135)	195,570	44,423
Accounts payable	361,182	(173,085)	170,144
Accrued liabilities	171,900	(421,297)	509,718
	(4,868,586)	(4,301,105)	(2,668,796)

Investing activities
Mining interests	(5,585,804)	(11,745,505)	(19,940,663)
Deposits on mining interest expenditures	(8,868,444)	(9,689,244)	—
Receipt of mineral exploration tax credit	—	1,275,333	—
Option payment received on Howards Pass	765,000	510,000	510,000
Recovery of Maze Lake expenditures	—	—	2,011,493
Other	(50,000)	(50)	2,350
	(13,739,248)	(19,649,466)	(17,416,820)

Financing activities
Common shares and warrants issued net of issue costs (Note 7)	98,908,591	5,280,037	3,157,673
Bank debt drawn down, net of financing costs	3,456,582	14,325,559	—
Bank debt repayment	(18,000,000)	—	—
	84,365,173	19,605,596	3,157,673

Net increase (decrease) in cash and cash equivalents	65,757,339	(4,344,975)	(16,927,943)
Cash and cash equivalents, beginning of year	1,519,483	5,864,458	22,792,401
Cash and cash equivalents, end of year	67,276,822	1,519,483	5,864,458

Cash and cash equivalents are comprised of
Cash	15,827,822	1,519,483	5,864,458
Guaranteed investment certificates	51,449,000	—	—
	67,276,822	1,519,483	5,864,458

Supplemental cash flow information (Note 8)

See accompanying notes to the consolidated financial statements.

Terrane Metals Corp.

Consolidated statements of changes in shareholders’ equity

years ended June 30, 2010 and 2009

							Accumulated
							other
	Common Shares		Preference Shares		Contributed		comprehensive
	Shares	Amount	Shares	Amount	surplus	Deficit	loss	Total
		$		$	$	$		$

Balance, June 30, 2007	107,641,000	36,944,635	240,000,000	119,997,322	15,343,571	(12,893,518)	—	159,392,010
Stock based payments	—	—	—	—	2,970,440	—	—	2,970,440
Private placements (Note 7(b)(iii))	5,557,500	3,119,753	—	—	308,732	—	—	3,428,485
Renunciation of flow-through shares (Note 7(b)(iv))	—	(1,300,000)	—	—	—	—	—	(1,300,000)
Net earnings for the year	—	—	—	—	—	1,331,213	—	1,331,213
Other comprehensive loss for the year	—	—	—	—	—	—	(77,273)	(77,273)
Balance, June 30, 2008	113,198,500	38,764,388	240,000,000	119,997,322	18,622,743	(11,562,305)	(77,273)	165,744,875
Stock based payments	—	—	—	—	526,979	—	—	526,979
Private placements (Note 7(b)(ii))	10,000,000	5,335,028	—	—	—	—	—	5,335,028
Renunciation of flow-through shares (Note 7(b)(ii))	—	(1,375,000)	—	—	—	—	—	(1,375,000)
Net loss for the year	—	—	—	—	—	(2,959,927)	—	(2,959,927)
Other comprehensive loss for the year	—	—	—	—	—	—	(100,000)	(100,000)
Balance, June 30, 2009	123,198,500	42,724,416	240,000,000	119,997,322	19,149,722	(14,522,232)	(177,273)	167,171,955
Stock based payments	—	—	—	—	199,014	—	—	199,014
Exercise of stock options	5,120,400	4,942,644	—	—	(2,228,784)	—	—	2,713,860
Exercise of stock warrants	159,500	157,180	—	—	(21,605)	—	—	135,575
Share offerings (Note 7(b)(i))	90,910,000	92,044,568	—	—	5,000,050	—	—	97,044,618
Net loss for the year	—	—	—	—	—	(3,651,723)	—	(3,651,723)
Other comprehensive loss for the year	—	—	—	—	—	—	(36,364)	(36,364)
Balance, June 30, 2010	219,388,400	139,868,808	240,000,000	119,997,322	22,098,397	(18,173,955)	(213,637)	263,576,935

The total of deficit and accumulated other comprehensive loss as at June 30, 2010 is $18,387,592 (2009 - $14,669,505).

See accompanying notes to the consolidated financial statements.

Terrane Metals Corp.

Notes to the consolidated financial statements

June 30, 2010

1.             Nature and continuance of operations

Terrane Metals Corp. (the “Company”) is an exploration and mine development company focused on the Mt. Milligan copper-gold and Berg copper-molybdenum-silver projects in British Columbia, Canada.  On January 8, 2010, the Company announced that the Board of Directors had approved a decision to proceed to construction on the Mt. Milligan Project.  In addition to its two key projects the Company has a joint venture with Laurentian Goldfields on its Maze Lake Project where the Company maintains a 43% participating interest (Note 5(c)).

Subsequent to year-end, the Company announced that it had entered into a definitive agreement pursuant to which Thompson Creek Metals Company Inc. (“Thompson Creek”) will acquire all the issued and outstanding equity of the Company. The transaction will be implemented by way of court-approved plan of arrangement under British Columbia law (Note 13).

These consolidated financial statements have been prepared under the assumption that the Company will be able to realize its assets and discharge its liabilities in the course of business rather than through a process of forced liquidation. Continued operations of the Company are dependent on the Company’s ability to receive continued financial support from its major shareholder or other external sources, complete equity and debt financings, and the ability to generate funds from profitable operations in the future (Note 4(d)).  These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

2.             Basis of presentation and significant accounting policies

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) and include the assets, liabilities, and operations of the Company and its wholly-owned subsidiaries.  Canadian GAAP differs in certain respects from United States generally accepted accounting principles (“US GAAP”) as described in Note 14.

(a)          Measurement uncertainties

The preparation of the financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period.  Actual results could differ from those estimates.

Significant estimates used in the preparation of these financial statements include, but are not limited to, determination of impairment of mining interests, accounting for stock-based compensation, asset retirement obligations, the provision for income taxes and the recognition of future income tax assets and liabilities, and amortization.

(b)          Cash and cash equivalents

The Company considers cash and cash equivalents to include amounts held in banks and highly liquid investments with remaining maturities at point of purchase of 90 days or less.  The Company places its cash with institutions of high credit worthiness.

(c)           Mining interests

Costs related to property acquisitions are capitalized until the viability of the mineral property is determined.  Mineral exploration and development costs are capitalized on an individual prospect basis until such time as an economic ore body is defined or the prospect is abandoned.  Upon commencement of commercial production, mining interests are amortized over the estimated mine life using the units of production method calculated based on estimated reserves or resources.

Terrane Metals Corp.

Notes to the consolidated financial statements

June 30, 2010

2.             Significant accounting policies (continued)

(c)           Mining interests (continued)

The Company reviews the carrying value of each mining interest that is in the exploration or development stage by reference to the project economics including the timing of the exploration and or development work, the work programs and the exploration results experienced by the Company.  The review of the carrying value of each producing property will be made by reference to undiscounted future cash flows of the property.  When the carrying value of a mining interest exceeds its estimated net realizable amount, a provision will be made for the decline in value.  The carrying amount will be written off if the Company decides to abandon the mining interest.  The recoverability of the amounts capitalized for the undeveloped mining interests and deferred exploration costs is dependent upon the determination of economically recoverable ore resources, confirmation of the Company’s interest in the underlying mineral claim, the ability to obtain the necessary financing to complete their exploration and development and future profitable production or proceeds from the disposition thereof.

The Company’s management reviews and evaluates the long-lived assets, including mining interests, for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its estimated undiscounted future cash flows expected to be generated by the asset.  Measurement of an impairment loss is based on the excess of the estimated fair value of the asset over its carrying value.

Whenever events of circumstances indicate that an asset’s fair value may not be at least equal to its carrying value, management of the Company reviews the net carrying value.  These reviews involve consideration of the fair value of each property to determine whether a permanent impairment in value has occurred and whether any asset write down is necessary.

(d)          Amortization

The Company provides for amortization on its equipment at an annual rate as follows:

Furniture and equipment	20% straight line
Computer hardware and software	33% straight line
Motor vehicles	20% straight line
Leasehold improvements	Straight line over the term of the lease
Exploration field equipment	20% straight line

(e)           Stock-based compensation

All stock-based awards are measured and recognized using the fair value based method.  For employees, the fair value of the stock-based awards at the date of the grant is accrued and charged to operations, with the offsetting credit to contributed surplus, on a straight-line basis over the vesting period.  If and when stock options and warrants are ultimately exercised, the applicable amounts of contributed surplus are transferred to share capital.  The effect of forfeitures of stock-based compensation is recorded as an adjustment to stock-based compensation expense in the period the option is forfeited.  For non-employees, the fair value of the stock-based awards is measured on the earlier of the date at which the counterparty performance is complete or the date the performance commitment is reached or the date at which the equity instruments are granted if they are fully vested and non-forfeitable.

Terrane Metals Corp.

Notes to the consolidated financial statements

June 30, 2010

2.             Significant accounting policies (continued)

(f)            Income taxes

The asset and liability method is used for determining future income taxes.  Under the asset and liability method, the change in the net future tax asset or liability is included in income.  The income tax effects of temporary differences in the time when income and expenses are recognized in accordance with Canadian GAAP and the time they are recognized for income tax purposes are reflected as future income tax assets and liabilities.  Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates that are expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled.  The effect on future income tax assets and liabilities of a change in tax rates is recognized in income in the period in which the change is substantively enacted, a reduction in respect of the benefit of a future income tax asset (a valuation allowance) is recorded against future income tax assets if they are not more likely than not to be realized. The Company recognizes mineral exploration tax credit amounts when the amount is determinable and collectibility is reasonably assured.

(g)          Earning (loss) per share

Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding during the year.  For the purposes of the computation of basic earnings (loss) per share, the preferred shares are considered outstanding common shares.  The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share.  For this purpose, the treasury stock method is used for the assumed proceeds upon the exercise of stock options and warrants that are used to purchase common shares at the average market price during the year.

(h)          Financial instruments

The Company’s financial instruments consist of cash and cash equivalents, accrued liabilities, accounts payable, bank debt and investments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these instruments approximates their carrying value due to their short-term maturity or capacity of prompt liquidation.  Fair values of investments have been estimated by reference to quoted market prices for actual or similar instruments where available.

(i)           Asset retirement obligations (“ARO”)

Asset retirement obligations require the Company to record a liability for the estimated future costs associated with legal obligations relating to the reclamation and closure of its mining interests.  This amount is initially recorded at its discounted present value with subsequent annual recognition of an accretion amount on the discounted liability. An equivalent amount of the initial liability is recorded as an increase to mining interests and amortized over the useful life of the mining interests.  The Company has no ARO as at June 30, 2010 (2009 - $Nil).

Terrane Metals Corp.

Notes to the consolidated financial statements

June 30, 2010

2.             Significant accounting policies (continued)

(j)            Flow-through shares

Resource expenditure deductions for income tax purposes related to exploratory activities funded by flow-through share arrangements are renounced to investors in accordance with income tax legislation.  The Company provides for the future effect on income taxes related to flow-through shares as a reduction of share capital and an increase in future income tax liability on the date that the Company files the renouncement document with the tax authorities to renounce the tax credits associated with the expenditures, provided there is reasonable assurance that the expenditures will be made.

(k)          Investments

Investments in equity securities are classified as available-for-sale because the Company does not hold these securities for the purpose of trading for a profit and intends to hold the investments for more than one year.  Unrealized holding gains and losses related to available-for-sale investments are excluded from net income and are included in other comprehensive income until such gains or losses are realized or an other than temporary impairment is determined to have occurred.

3.             Changes in accounting policies

In June 2009, the Canadian Institute of Chartered Accountants (“CICA”)  amended Section 3862, Financial Instruments — Disclosures (“Section 3862”), to include additional disclosure requirements about fair value measurement for financial instruments and liquidity risk disclosures. These amendments require a three-level hierarchy that reflects the significance of the inputs used in making the fair value measurements. The fair value hierarchy shall have the following levels:

(a)                      quoted prices (unadjusted in active markets for identical assets or liabilities) (Level 1);

(b)                     inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly (ie. as prices) or indirectly (ie. derived from prices) (Level 2); and

(c)                      inputs for the asset or liability that are not based on observable market data (unobservable inputs) (Level 3).

The amendments to Section 3862 apply to annual financial statements for fiscal years ending after September 30, 2009.  The adoption of Section 3862 resulted in additional disclosures in the financial statements (Note 4).

In January 2009, the CICA issued Section 1582, Business Combination (“Section 1582”), Section 1601, Consolidated Financial Statements (“Section 1601”) and Section 1602, Non-controlling Interests (“Section 1602”). These sections replace Section 1581, Business Combinations and Section 1600, Consolidated Statements and establish a new section for accounting for a non-controlling interest in a subsidiary. These sections provide the Canadian equivalent to International Financial Reporting Standards (“IFRS”) 3, Business Combinations. Section 1582 is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after September 1, 2011. Section 1601 and Section 1602 apply to interim and annual consolidated financial statements relating to years beginning on or after September 1, 2011.  The Company is currently evaluating the impact, if any, of the adoption of these changes on its consolidated financial statements.

Terrane Metals Corp.

Notes to the consolidated financial statements

June 30, 2010

4.             Fair values of financial instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable, accrued liabilities and investments.  The carrying amounts of cash and cash equivalents and accounts payable are considered to be reasonable approximations of their fair values due to the short-term nature of these instruments.  The Company’s cash and cash equivalents are classified as held-for-trading and the Company’s accounts payable and accrued liabilities are classified as other financial liabilities.  The Company’s investments in equity securities classified as available-for-sale are recorded at fair value and fair value is determined using quoted market prices. The Company has classified cash and cash equivalents and available-for-sale securities as Level 1 within the fair value hierarchy. As at June 30, 2010, the Company held investments available-for-sale of $136,364 (June 30, 2009 - $172,727) and recorded mark-to-market losses in other comprehensive income for these instruments of $36,364 (2009 — $100,000; 2008 - $77,273).

The Company thoroughly examines the various financial instrument risks to which it is exposed and assesses the impact and likelihood of those risks. These risks include currency, credit, interest rate and liquidity risks. Where material, these risks are reviewed and monitored by the Board of Directors.

(a)          Credit risk

The Company manages credit risk by investing its cash and cash equivalents and investments with a Canadian chartered bank. The Company’s other significant assets consist primarily of deposits on mining interest expenditures held with long lead-time equipment suppliers.  The Company manages credit risks on deposits through regular discussions with suppliers and a quarterly review of their financial stability.  The maximum exposure to credit risk at the reporting date is the carrying value of the Company’s long-term deposits and cash.

(b)          Interest rate risk

The Company is exposed to interest rate risk on its outstanding borrowings and its cash and cash equivalents. As at June 30, 2010, the Company did not have any outstanding borrowings. Borrowings outstanding during the year were at variable interest rates. The Company monitors its exposure to interest rates and has not entered into any derivative contracts to manage this risk.  Interest and charges incurred by the Company during the year have been capitalized as it relates to the development of the Mt. Milligan Project.  As a result, changes in interest rates have not materially affected the Company’s net loss or comprehensive loss until such time as the Mt. Milligan Project is brought into commercial production or if an impairment loss is recorded.  The Company will seek to reduce interest costs and risk in the future by utilizing the most effective debt product available to the Company.

Cash is invested in interest bearing accounts in a Canadian chartered bank. Cash equivalents are in guaranteed investment certificates (“GIC”).

(c)           Currency risk

The Company is exposed to currency risk on a US dollar and a Euro dollar bank accounts it holds and on committed future payments (Note 4(d)) in these currencies.   The Company does not have a formalized policy to manage currency risk, however management actively monitors movements in foreign currency and forecasts foreign currency payments.  Based on the net exposures at June 30, 2010 in Note 4(d), a 10% depreciation or appreciation of the US dollar or the European Euro would result in a $8.5 million increase or decrease in the Company’s committed capital expenditures. A 10% depreciation or appreciation on the US dollar or European Euro would result in a $1.3 million increase or decrease in the Company’s foreign exchange recorded in net loss for the year.

Terrane Metals Corp.

Notes to the consolidated financial statements

June 30, 2010

4.             Fair values of financial instruments (continued)

(d)          Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its obligations as they become due. The Company’s ability to continue as a going concern is dependent on management’s ability to raise the funds required through future equity or debt financings, asset and forecast metal stream sales, joint venture or option agreements, or a combination thereof.  The Company is currently investigating the possible sources of additional funds needed to finance the future development of the Company’s Mt. Milligan Project. It is expected that the proposed acquisition of the Company by Thompson Creek (Note 13) will enable financing of the project.

During the year ended June 30, 2010, the Company had drawn down $18.0 million in bank debt under its Credit Facility Agreement (Note 6).  On April 16, 2010, the Company completed a $100 million public offering and private placement financing and used part of the proceeds to retire the Company’s bank debt.  The Company has no regular cash inflow from its operating activities. The Company manages its liquidity risk by forecasting cash flow requirements for its planned development, exploration and corporate activities and forecasting investing and financing activities. Management and the Board of Directors are actively involved in the review, planning and approval of annual budgets and significant expenditures and commitments. Failure to realize additional funding, as required, could result in the delay or indefinite postponement of further exploration and development of the Company’s mining interests.

In the normal course of business the Company enters into contracts that give rise to commitments for future payments.  The following table summarises the remaining contractual maturities of the Company’s financial liabilities and capital commitments for financial years ending at June 30:

	2011	2012	2013	Total
	$’000	$’000	$’000	$’000
Committed capital expenditures (i)	49,354	46,487	—	95,841
Accounts payable	1,029	—	—	1,029
Accrued liabilities	1,010	—	—	1,010
Rental, lease payments and other commitments	608	105	63	776
Total	52,001	46,592	63	98,656

(i)                                     During the year, the Company continued to advance the development of its Mt. Milligan Project.  As part of this process, the Company finalized contractual terms for the procurement and delivery of long lead-time process plant equipment.  As at June 30, 2010, committed capital expenditures are to be made in the following currencies:

Canadian Dollars	C$	$12.0 million
US Dollars	US$	$55.8 million
Euros	Euro	$19.6 million

As at June 30, 2010, the Company has an irrevocable standby letter of credit to Metso Minerals Canada Inc. relating to the procurement of long lead-time process plant equipment for US$0.8 million.  On August 16, 2010, this letter of credit was increased to US$21.8 million.  This letter of credit is secured by the credit agreement discussed in Note 6.

Terrane Metals Corp.

Notes to the consolidated financial statements

June 30, 2010

4.             Fair values of financial instruments (continued)

(d)          Liquidity risk (continued)

(ii)                                  On September 10, 2009, the Company received a Mines Act Permit from the Province of British Columbia for the Mt Milligan Project.  This Mines Act Permit is the key approval for construction and operations activities on the mine site, and allows mine site construction to commence upon receipt of timber cutting and fisheries approvals.  As a condition of this Permit, the Company is required to provide a security deposit of approximately $0.5 million within 30 days of the start of construction on the mine lease and $30 million over the life of the Project.  As this commitment is contingent on the commencement of construction on the mine site, it is not included in the table above.

(e)           Capital management

The Company’s objectives when managing capital are to:

i)              safeguard the Company’s ability to continue as a going concern;

ii)                                      maintain sufficient capital to develop and explore the Company’s mineral properties; and

iii)            provide sufficient funds for the Company’s corporate activities.

The Company’s main mineral property, Mt. Milligan, is in the development stage and the other properties are in the exploration stage.  The Company is currently unable to self-finance its operations. The Company has historically relied on equity financings and, more recently, debt financings, to finance its operations. In order to carry out the Company’s planned exploration, development and construction programs and to pay for administrative costs, the Company will spend its existing working capital, draw down on its debt facility and raise additional funds as required. To effectively manage the Company’s capital requirements, the Company’s management has in place a planning and budgeting process. The Company is not subject to any externally imposed capital requirements.

It is expected that the proposed acquisition of the Company by Thompson Creek (Note 13) will enable the financing of the Mt. Milligan Project.

5.             Mining interests

	June 30, 2010			June 30, 2009
		Accumulated	Net book		Accumulated	Net book
	Cost	amortization	value	Cost	amortization	value
	$	$	$	$	$	$
Mining properties	216,065,444	—	216,065,444	210,665,041	—	210,665,041
Equipment	1,076,768	682,248	394,520	986,784	489,742	497,042
	217,142,212	682,248	216,459,964	211,651,825	489,742	211,162,083

A summary by property of net book value is as follows:

						Total	Total
		Exploration &				June 30,	June 30,
	Acquisition	Development	Written-off	Total	Equipment	2010	2009
	$	$		$	$	$	$
Mt. Milligan (a)	164,604,317	35,544,098	—	200,148,415	—	200,148,415	194,180,112
Berg	2,776,677	9,958,009	—	12,734,686	365,662	13,100,348	12,916,588
Howards Pass (b)	1,247,434	—	—	1,247,434	—	1,247,434	2,012,434
Maze Lake (c)	2,599,640	108,059	(772,790)	1,934,909	—	1,934,909	1,921,569
Corporate	—	—	—	—	28,858	28,858	131,380
	171,228,068	45,610,166	(772,790)	216,065,444	394,520	216,459,964	211,162,083

Terrane Metals Corp.

Notes to the consolidated financial statements

June 30, 2010

5.             Mining interests (continued)

(a)                                  During the year ended June 30, 2010, the Company completed the 2009 Feasibility Update Study (“2009 Study”) for the Mt. Milligan Project.  The 2009 Study was an update of a Feasibility Study that was completed in April 2008.  In addition, the Company finalised budgets, plan and schedules for the commercial development of the Mt. Milligan Project, including detailed engineering and permitting.  The Company continues to undertake exploration programs peripheral to the main deposits at Mt. Milligan.

Included in Mt. Milligan is $0.5 million relating to interest and charges incurred during the year on the Company’s Credit Facility Agreement (June 30, 2009 - $0.4 million).

(b)                                 During the year, the Company received $765,000 (June 30, 2009 - $510,000) from Selwyn Resources Ltd. (“Selwyn”) in accordance with the terms of the Option Agreement the Company has with Selwyn, relating to the Company’s Howards Pass property.  The acquisition cost allocated to the property was reduced by the amount received.  Option payments are at the option of Selwyn; a summary option payment schedule is as follows:

	Terrane Share
Year	of Payment (51%)	Status
	$
2005	nil	Paid to Goldcorp
2006	510,000	Received Aug 2006
2007	510,000	Received Aug 2007
2008	510,000	Received Aug 2008
2009	765,000	Received Aug 2009
2010	765,000	Received Aug 2010
2011	765,000	Due in Aug 2011
2012	1,020,000	Due in Aug 2012
	4,845,000

(c)                                  On January 29, 2009 the Company formed the Maze Lake Joint Venture (“MLJV”) with Laurentian Goldfields Ltd. (“Laurentian”) in accordance with the Option and Joint Venture Agreement dated May 15, 2008.  On formation, the Company contributed its Maze Lake mining interests to the MLJV in return for a 43% interest in the MLJV.  Immediately prior to the contribution, the Company recognized an impairment charge of $0.8 million reflecting a write-down of the $2.7 million Maze Lake mining interest carrying value to the contributed value of $1.9 million.

The Company operates its Maze Lake Project through the MLJV under which the Company records its proportionate share of assets, liabilities and operating costs.  As at June 30, 2010, the Company’s proportionate share of the assets of the MLJV is $1.9 million and the Company’s proportionate share of investing cash outflows was $14,566 for the year ended June 30, 2010. There were no liabilities as at June 30, 2010; nor were there costs or cash inflows for the year ended June 30, 2010.  There are no contingencies or commitments in MLJV as at June 30, 2010.  Should the Company’s interest in the MLJV decline below 10%, the Company’s interest is converted to a 2% Net Smelter Return royalty.  Laurentian acts as the operator of the MLJV and is currently seeking partnership with a major mining company to finance further exploration at Maze Lake.

Terrane Metals Corp.

Notes to the consolidated financial statements

June 30, 2010

6.                                      Bank debt, credit and option agreements

On July 8, 2008, the Company entered into a Credit Facility Agreement with the Bank of Montreal for an 18-month, non-revolving committed term loan facility of up to $40 million to further advance the Company’s Mt. Milligan Project.  Under the terms of the Credit Facility Agreement, Goldcorp Inc. (“Goldcorp”), the Company’s majority shareholder, guaranteed the Credit Facility Agreement in exchange for a one-time option to convert its fully diluted in-the-money equity interest, as defined in the option agreement, in the Company into a participating joint venture interest in the Mt. Milligan Project. On January 8, 2010, the Company announced that the option had expired and that the Credit Facility Agreement, guaranteed by Goldcorp, had been extended to May 7, 2010.

On May 10, 2010, the Company announced that the Credit Facility Agreement was further amended and extended to May 7, 2011.  Under the terms of the amended agreement Credit Facility Agreement, Goldcorp will guarantee a twelve-month, non-revolving term credit facility of up to $40 million, with the Bank of Montreal and the Bank of Nova Scotia as lenders.

During the year, the Company had drawn down $18.0 million (2009 - $14.5 million) under the Credit Facility Agreement with a weighted average interest rate of approximately 3.4% (2009 - 2.0%).  The Company used part of the proceeds from the financing (Note 7 (b)(ii)) to retire the Company’s bank debt.

7.                                      Share capital

(a)                               Authorized

Unlimited common shares without par value

Unlimited preferred shares issuable in series without par value.  The preferred shares are convertible at any time at the option of holder, into common shares of the Company on a one-to-one basis.  The preferred shares are not entitled to dividends, are non-transferable without the prior written consent of the Company, non-redeemable, non-retractable, non-voting and if not previously converted will be automatically converted into common shares on the 20th anniversary of their issuance.

(b)                               Share offerings

(i)            On April 16, 2010, the Company completed a bought-deal financing and a non-brokered private placement.  A syndicate of underwriters purchased 63,637,000 Units at a price of $1.10 per Unit for gross proceeds of approximately $70.0 million.  The Company incurred share issuance costs of $3.0 million (net of future income taxes of $0.9 million).  Goldcorp purchased 27,273,000 Units at the same price in a non-brokered private placement financing for total proceeds of approximately $30 million.

Each Unit consists of one common share and one-half common share purchase warrant.  Each whole warrant entitles the holder to purchase one additional common share of the Company at a price of $1.50 until April 16, 2011. The Company has estimated the fair value of the share purchase warrants at $0.11 per warrant using the Black-Scholes option pricing model, using the following assumptions:  an average risk free rate of 1.8%, a volatility factor of 63%, an expected dividend yield of $Nil and an expected life of one year. The resulting amount of $5.0 million has been recorded in contributed surplus.

Terrane Metals Corp.

Notes to the consolidated financial statements

June 30, 2010

7.                                      Share capital (continued)

(b)                               Share offerings (continued)

(ii)           On July 17, 2008, the Company completed a non-brokered private placement of 10,000,000 flow-through common shares at a price of $0.55 per common share for gross proceeds of $5.5 million. In connection with the completion of the private placement the Company incurred share issuance costs of $174,211 (net of future income taxes) on this placement. On January 30, 2009, the Company renounced to each subscriber of these flow-through shares Canadian exploration expenses in the amount equal to the aggregate purchase price paid for the flow-through shares by such subscriber.  As a result of accounting for this transaction at June 30, 2009, the Company has recorded a future income tax liability of $1.3 million related to mineral properties and a corresponding decrease in share capital.

(iii)          On July 23, 2007, the Company issued 5,557,500 units, at a price of $0.65 per unit for gross proceeds of $3,612,375.  The units were issued as a result of the underwriters exercising the over-allotment option granted in connection with the short form prospectus that closed on June 21, 2007.  Each unit consisted of one common share and one half of a transferable common share purchase warrant, with each full warrant being exercisable into common shares of the Company at a price of $0.85 for a period of five years.  The $271,358 fair value of the 2,778,750 warrants issued (Note 7 (d)) was determined using the Black-Scholes pricing model with a risk free rate of 4%, volatility factor of 91% and an expected life of the warrants of one year.  The agent was paid a commission of 6% of the gross proceeds ($150,636 net of future income taxes) received by the Company under the financing and was issued warrants to subscribe for 277,875 shares at a price of $0.65 per common share that expired on January 23, 2009.  The $37,374 fair value of the 277,875 warrants was determined by using the Black-Scholes pricing model with a risk free rate of 4%, volatility factor of 91% and an expected life of the warrants of one year.  The Company incurred share issuance costs of $18,416 (net of future income taxes) on this placement.

(iv)          On June 21, 2007, the Company issued 6,250,000 flow-through shares for gross proceeds of $5,000,000.  On January 30, 2008, the Company renounced to each subscriber of these flow-through shares Canadian exploration expenses in the amount equal to the aggregate purchase price paid for the flow-through shares by such subscriber.  As a result of accounting for this transaction at June 30, 2008, the Company has recorded a future income tax liability of $1,300,000 related to mineral properties and a corresponding decrease in share capital.

(c)                                Stock options

The Company has adopted a stock option plan (the “Plan”) available to eligible persons, whereby a maximum of 10% of the issued shares of the Company, from time to time, may be reserved for issuance pursuant to the exercise of options.  Options issued under the Plan generally vest over an 18 month period, except certain options which vest over a 12 month period.  The minimum exercise price of a stock option cannot be less than the applicable closing market price of the Company’s shares on the date prior to the stock option grant.  Options issued under the Plan have a maximum life of five years from the date of grant.

Terrane Metals Corp.

Notes to the consolidated financial statements

June 30, 2010

7.                                      Share capital (continued)

(c)                                Stock options (continued)

A summary of the changes in stock options is presented below.

		Weighted
	Options	exercise
	outstanding	average price
		$

Balance, June 30, 2007	18,298,000	0.60
Options granted	6,395,000	0.47
Options forfeited	(100,000)	0.62
Balance, June 30, 2008	24,593,000	0.57
Options granted	1,100,000	0.48
Balance, June 30, 2009	25,693,000	0.56
Options exercised	(5,120,400)	0.53
Options forfeited	(8,400,000)	0.50
Options granted	600,000	1.13
Balance, June 30, 2010	12,772,600	0.50

During the year ended June 30, 2010, the Company granted 600,000 stock options which vest over 18 months, are exercisable at a price of $1.13, expire in 2015 and have a total fair value of $0.4 million.

The fair value of options granted during the year ended June 30, 2010 was determined using the Black-Scholes pricing model with the following assumptions:  risk free rate of 2.25%, a volatility factor of 106.5%, an expected dividend yield of $Nil and an expected life of three years. The fair value of these options is expensed over the vesting period of the options.

The fair value of options granted during the year ended June 30, 2009 was determined using the Black-Scholes pricing model with the following assumptions: a weighted average risk-free rate of 4.27%, a weighted average volatility factor of 56.1%, an expected dividend yield of $Nil, and a weighted average expected life of two years.  The fair value of these options is expensed over the vesting period of the options.

The fair value of the options granted during the year ended June 30, 2008 was determined using the Black-Scholes option pricing model with the following assumptions: risk-free rate of 4%, weighted average volatility factor of 92%, an expected dividend yield of $Nil, and an expected life of the options of two years.  The fair value of the options is expensed over the vesting period of the options.

Stock-based compensation for the year ended June 30, 2010 was $0.2 million (2009 - $0.5 million; 2008 - $3.0 million).  Options forfeited during the year were fully vested.

Terrane Metals Corp.

Notes to the consolidated financial statements

June 30, 2010

7.                                      Share capital (continued)

(c)                                Stock options (continued)

The following table summarizes information about the stock options outstanding as at June 30, 2010:

		Weighted		Weighted
		average		average
		remaining		remaining
Exercise	Options	contractual	Options	contractual
price	outstanding	life (years)	exercisable	life (years)
$
0.44 to 0.49	5,700,000	2.2	5,700,000	2.2
0.50 to 0.99	4,322,600	0.9	4,332,600	0.9
1.00 to 1.35	2,750,000	1.9	2,300,000	1.3
	12,772,600	1.7	12,332,600	1.6

(d)                               Warrants

A summary of the changes in warrants is presented below.

	Warrants	Weighted
	outstanding	average price
		$

Balance, June 30, 2007	31,538,650	0.85
Warrants granted	3,056,625	0.85
Warrants expired	(57,150)	1.05
Balance, June 30, 2008	34,538,125	0.89
Warrants expired	(16,359,375)	0.94
Balance, June 30, 2009	18,178,750	0.85
Warrants issued (Note 7(b)(ii))	45,455,000	1.50
Warrants exercised	(159,500)	0.85
Balance, June 30, 2010	63,474,250	1.32

The weighted average remaining contractual life of outstanding warrants is 1.1 years.

8.                                      Supplemental cash flow information

Included in accounts payable is $(633,096) (2009 - $(827,527); 2008 - $(689,068)) and accrued liabilities is $(705,494) (2009 - $(870,831); 2008 - $(232,155)) related to mining interests.  Deducted from prepaid expenses and other assets is $144,661 (2009 - $330,603; 2008 - $987,765) related to mining interests.  Deducted from bank debt drawn down is $43,418 (2009 - $174,441; 2008 - $Nil) of financing costs.  The Company paid interest and finance charges of $504,757 during 2010 (2009 - $377,435; 2008 - $Nil).

Terrane Metals Corp.

Notes to the consolidated financial statements

June 30, 2010

9.                                      Related party transactions

During the year ended June 30, 2010, the Company paid $676,787 (2009 - $256,197; 2008 - $349,549) to a law firm associated with a director of the Company, for legal services.  As of June 30, 2010, the Company owed $173,444 (2009 - $26,964; 2008 - $129,620) to this related party.  This amount was paid in July 2010.

These transactions, occurring in the normal course of operations, are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

10.                               Income taxes

A reconciliation of the provision for income taxes is as follows:

	2010	2009	2008
	$	$	$
Loss before income tax	(5,397,053)	(5,427,745)	(7,339,711)

Statutory tax rate	29.26%	30.25%	31.50%

Expected income tax recovery	(1,578,971)	(1,641,893)	(2,312,009)
Non deductible expenditure	70,309	645,093	975,286
Impact of reduction in tax rates on future income taxes	182,908	(1,430,440)	(7,223,067)
Other	(409,869)	(22,159)	—
Change in valuation allowance	(9,707)	(18,419)	(111,134)
Future income tax recovery	(1,745,330)	(2,467,818)	(8,670,924)

The significant components of the Company’s future income tax assets (liabilities) are as follows:

	2010	2009
	$	$
Future income tax assets
Non-capital losses	4,227,696	2,646,215
Share issue costs	981,271	351,646
Other	26,705	22,159
Valuation allowance	(72,041)	(77,202)
Future income tax assets	5,163,631	2,942,818

Future income tax liabilities
Mineral properties - accounting basis greater than tax basis	(44,782,581)	(45,292,560)
Future income tax liabilities	(44,782,581)	(45,292,560)
Future income tax liabilities, net	(39,618,950)	(42,349,742)

The Company expects that the future income tax liability related to the mining interests will reverse during the carry forward period for which the Company currently has non-capital losses and other deductible temporary differences available.

Terrane Metals Corp.

Notes to the consolidated financial statements

June 30, 2010

10.                               Income taxes (continued)

The Company has non-capital losses for Canadian tax purposes of approximately $16.9 million as at June 30, 2010 (2009 - $10.6 million) which are available to offset against taxable income in future years, which, if unutilized, will expire as follows:

Year	Amount
$

2030	6.4 million
2029	3.8 million
2028	3.4 million
2027	2.2 million
2026	0.3 million
2015	0.1 million
2014	0.1 million
16.9 million

11.                               Loss per share

For the purposes of the computation of basic loss per share, the 240,000,000 preferred shares issued to Goldcorp in July 2006 are considered outstanding common shares.

For the purposes of the computation of diluted loss per share for the years ended June 30, 2010, 2009 and 2008, all stock options and warrants outstanding were excluded as they were anti-dilutive.

12.                               Segmented information

The Company currently operates in one business segment, being the acquisition and development of resource properties.  All of the Company’s assets are located in Canada.

13.                               Subsequent event

On July 15, 2010, the Company announced that it had entered into a definitive agreement pursuant to which Thompson Creek will acquire all of the issued and outstanding equity of the Company.  The transaction will be implemented by way of court-approved plan of arrangement under British Columbia law (the “Arrangement”).

Under the Arrangement, holders of the Company’s shares will receive $0.90 in cash and 0.052 Thompson Creek common shares per Company share.  The consideration implies an offer value of $1.41 per Company share based on Thompson Creek closing price on TSX of $9.90 per share on July 14, 2010.  The total value of consideration offered to the shareholders of the Company is approximately $650 million.  The Arrangement is subject to shareholder and regulatory approval.

On August 16, 2010, and in relation to the Arrangement, Goldcorp converted their preferred shares into common shares.

Terrane Metals Corp.

Notes to the consolidated financial statements

June 30, 2010

14.                               Reconciliation to United States generally accepted accounting principles (“US GAAP”)

The Company’s consolidated financial statements have been prepared according to Canadian GAAP which differs in certain respects from those principles that the Company would have followed had the consolidated financial statements been prepared in accordance with US GAAP.The material differences between Canadian GAAP and US GAAP and their effect on the consolidated financial statements are detailed below.

	CDN GAAP	US GAAP	CDN GAAP	US GAAP
	2010	2010	2009	2009
	$	$	$	$
Assets
Current assets
Cash and cash equivalents	67,276,822	67,276,822	1,519,483	1,519,483
Prepaid expenses and other assets	677,360	677,360	467,167	467,167
	67,954,182	67,954,182	1,986,650	1,986,650

Mining interests (a)	216,459,964	174,066,922	211,162,083	171,717,320
Deposits on mining interest expenditures	20,504,903	20,504,903	11,636,459	11,636,459
Investments and other assets	315,593	315,593	301,956	301,956
	305,234,642	262,841,600	225,087,148	185,642,385

Liabilities
Current liabilities
Accounts payable	1,029,072	1,029,072	862,321	862,321
Accrued liabilities	1,009,685	1,009,685	203,130	203,130
Bank debt	—	—	14,500,000	14,500,000
	2,038,757	2,038,757	15,565,451	15,565,451

Future income tax liabilities, net (a)	39,618,950	29,020,690	42,349,742	32,488,551
	41,657,707	31,059,447	57,915,193	48,054,002

Shareholders' equity
Common shares (b)	139,868,808	140,366,383	42,724,416	43,221,991
Preferred shares	119,997,322	119,997,322	119,997,322	119,997,322
Contributed surplus	22,098,397	22,098,397	19,149,722	19,149,722
Deficit (a) (b)	(18,173,955)	(50,466,312)	(14,522,232)	(44,603,379)
Accumulated other comprehensive loss	(213,637)	(213,637)	(177,273)	(177,273)
	263,576,935	231,782,153	167,171,955	137,588,383
	305,234,642	262,841,600	225,087,148	185,642,385

The following table reconciles the consolidated net (loss) income and consolidated comprehensive income (loss) as reported under Canadian GAAP with that which would have been reported under US GAAP.

	2010	2009	2008
	$	$	$
Net (loss) income - Canadian GAAP	(3,651,723)	(2,959,927)	1,331,213
Reconciling items:
Exploration costs (a)	(2,948,279)	(8,826,578)	(17,247,525)
Income tax effect of above adjustment (a)	737,070	1,900,463	3,882,677
Issuance of flow-through shares (b)	—	(275,000)	387,500
Net loss - US GAAP	(5,862,932)	(10,161,042)	(11,646,135)

Net loss per share
Basic and diluted - US GAAP	(0.02)	(0.03)	(0.03)

Net loss - US GAAP	(5,862,932)	(10,161,042)	(11,646,135)
Loss on available for sale securities	(36,364)	(100,000)	(77,273)
Comprehensive loss - US GAAP	(5,899,296)	(10,261,042)	(11,723,408)

Terrane Metals Corp.

Notes to the consolidated financial statements

June 30, 2010

14.                               Reconciliation to United States generally accepted accounting principles (continued)

The application of US GAAP changes the cash flow presentation for certain investing and operating items. Under Canadian GAAP, exploration costs are an investing item. Under US GAAP, exploration expenditures of $2.9 million (2009 - $8.8 million; 2008 - $17.2 million) are included in operating cash flows.

Current differences in accounting principles

(a)                               Exploration and development expenditures

Under Canadian GAAP, exploration expenditures may be capitalized during the search for a commercially mineable body of ore and amortized later during commercial production. Under US GAAP, exploration expenditures can only be deferred subsequent to the determination that economically recoverable proven or probable mineral reserves exist at which time costs incurred to bring the mine into production are capitalized as development costs. Capitalized costs are then amortized on a unit of production basis based on proven and probable reserves.For US GAAP purposes, it was determined that Terrane’s Mt. Milligan property had met the criteria for capitalization of development costs effective January 1, 2010.Under US GAAP, $2.9 million of expenditures were expensed during the year ended June 30, 2010, which resulted in a $2.2 million, net of tax of $0.7 million, charge to earnings (2009 - $6.9 million, net of tax of $1.9 million; 2008 - $13.4 million, net of tax of $3.8 million).

(b)                               Issuance of flow-through shares and the related renouncement of qualifying expenditures

Under Canadian GAAP, total proceeds from the issuance of flow-through shares are recorded as share capital upon receipt. Upon renouncement of income tax benefits, the estimated income tax benefits are treated as a cost of issuing equity and share capital is reduced.

Under US GAAP, total proceeds from the issuance of flow-through shares are allocated between the offering of shares and the sale of tax benefits. The amount allocated to the offering of shares is based on the quoted price of the underlying shares. The remaining amount which is allocated to the sale of tax benefits is recorded as a liability and is reversed when the tax benefits are renounced. The difference between the amount originally recorded as a liability and the estimated income tax benefits on date of renouncement is recognized as a gain or loss in earnings. For US GAAP purposes, the net effect was to decrease earnings by $Nil for the year ended June 30, 2010 (2009 - decrease by $0.3 million; 2008 - increase by $0.4 million), increase share capital by $Nil at June 30, 2010 (2009 - increase by $0.3 million; 2008 - increase by $0.4 million).

(c)                                Accounting for uncertainty in income taxes

Under Canadian GAAP, future tax assets and liabilities are recorded at substantively enacted tax rates. Under US GAAP, deferred tax assets and liabilities are recorded at enacted tax rates. There were no significant differences between enacted and substantively enacted tax rates for any of the periods presented.

Terrane Metals Corp.

Notes to the consolidated financial statements

June 30, 2010

14.                               Reconciliation to United States generally accepted accounting principles (continued)

(c)                                Accounting for uncertainty in income taxes (continued)

In July 2006, the Financial Accounting Standards Board (“FASB”) issued an interpretation of Accounting Standards Codification (“ASC”) 740 - Income Taxes 740 which addresses the accounting for uncertainty in income taxes. This interpretation clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

The Company has reviewed its tax positions and determined that the application of ASC 740 does not result in any material adjustment for US GAAP purposes.

(d)                               Adoption of accounting pronouncements

(i)                                     Fair Value Option for Financial Assets and financial liabilities

In September 2006, the FASB issued ASC 820 - Fair Value Measurements and Disclosures (“ASC 820”), effective for fiscal periods beginning after November 15, 2007. ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. In December 2007, the FASB provided for a one-year deferral of the application of ASC 820 for non-financial assets and liabilities recognized or disclosed at fair value in the financial statements on a non-recurring basis. Also included in ASC 820 is guidance on measurement of fair value of a financial asset when the market of that financial asset is not active. The adoption of ASC 820 at July 1, 2008, for financial assets and liabilities measured at fair value, did not have a material impact on the Company’s consolidated financial statements.

(ii)                                  Fair Value Measurements

In February 2007, the FASB issued guidance on the fair value option for financial assets and financial liabilities which is included in ASC 825 - Financial Instruments and permits entities to choose to measure many financial instruments and certain other items at fair value. This statement was effective for fiscal periods beginning after November 15, 2007. The adoption and application of this guidance at July 1, 2008 did not have a material impact on the Company’s consolidated financial statements.

(iii)                               Financial Accounting Standards Board’s Codification of US GAAP

In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) 168 - The FASB Accounting Standards Codification and the Hierarchy of US GAAP - a replacement of FASB Statement No. 162 (“SFAS 168”). SFAS 168 provides for the FASB ASC to become the single official source of authoritative, non-governmental US GAAP. The ASC did not change US GAAP but reorganizes the literature. SFAS 168 was effective for interim and annual periods ending after September 15, 2009. The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

Terrane Metals Corp.

Notes to the consolidated financial statements

June 30, 2010

14.                               Reconciliation to United States generally accepted accounting principles (continued)

(d)                               Adoption of accounting pronouncements (continued)

(iv)                              Business Combinations and Non-Controlling Interests

In December 2007, the FASB issued ASC 805 - Business Combinations (“ASC 805”) and ASC 810 - Non-controlling Interests in Consolidated Financial Statements (“ASC 810”), which are both effective for fiscal years beginning after December 15, 2008.

ASC 805, which replaces SFAS 141 - Business Combinations (“SFAS 141”), is applicable to business combinations consummated after the effective date of December 15, 2008. This revised standard requires assets and liabilities acquired in a business combination, contingent consideration, and certain acquired contingencies to be measured at their fair values as of the date of acquisition. In addition, acquisition-related and restructuring costs are to be recognized separately from the business combination. The adoption of this standard had no impact on the Company’s consolidated financial statements.

Under ASC 810, non-controlling interests are measured at 100% of the fair value of assets acquired and liabilities assumed. For presentation and disclosure purposes, non-controlling interests are classified as a separate component of shareholders’ equity. In addition, ASC 810 changes the manner in which increases and decreases in ownership percentages are accounted for. Changes in ownership percentages are recorded as equity transactions and no gain or loss is recognized as long as the parent retains control of the subsidiary. The adoption of this standard had no impact on the Company’s consolidated financial statements.

(v)                                 Fair Value Measurements and Disclosures

During 2009, the FASB issued guidance, included in ASC 820, on determining the fair value of a financial asset and liability when the volume and level of activity for the asset or liability has significantly decreased. This guidance is applicable for interim and annual periods ending after June 15, 2009. In addition, the FASB issued additional guidance on determining the fair value of liabilities, including the incorporation of non-performance risks, market participant assumptions and the impact of restrictions on transfers in the fair value measurement inputs.

The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

(vi)                              Derivative instruments

The Company adopted the FASB’s guidance on determining whether an instrument is indexed to an entity’s own stock which is included in ASC 815 and applicable for fiscal years beginning after December 15, 2008.Derivative instruments that are indexed to an entity’s own stock are exempt from classification as liabilities and would instead be classified as equity.Equity-linked financial instruments with a strike price denominated in a currency other than the issuer’s functional currency would not be considered indexed to the entity’s own stock.The adoption of this guidance did not result in a material impact to the Company’s consolidated financial statements.

Terrane Metals Corp.

Notes to the consolidated financial statements

June 30, 2010

14.                               Reconciliation to United States generally accepted accounting principles (continued)

(d)                               Adoption of accounting pronouncements (continued)

(vi)                              Derivative instruments (continued)

The Company adopted the FASB’s standard on disclosures about derivative instruments and hedging activities included in ASC 815 and applicable for interim and fiscal years beginning after November 15, 2008.The standard amends and expands the disclosure requirements to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments are accounted for and how derivative instruments affect an entity’s financial position and financial performance.The requirements of this standard are similar to those under Canadian GAAP.

(vii)                           Subsequent events

The Company adopted ASC 855, as amended on February 24, 2010, the FASB’s guidance on subsequent events which is applicable for interim and annual periods ending after June 15, 2009 on a prospective basis. The guidance requires that the Company evaluate subsequent events through the date the financial statements are issued. The adoption of this guidance did not result in a material impact to the Company’s consolidated financial statements.